Exhibit 21.1
SUBSIDIARIES OF PIPER JAFFRAY COMPANIES
(as of February 26, 2008)

Name*	State or Jurisdiction of Entity

Piper Jaffray & Co.	Delaware
PJH Utah, Inc.	Utah
PJI Arizona, Inc.	Arizona
Piper Jaffray Ltd.	United Kingdom
PJC Nominees Ltd.	United Kingdom
Piper Jaffray Financial Products Inc.	Delaware
Piper Jaffray Financial Products II Inc.	Delaware
Piper Jaffray Funding LLC	Delaware
Piper Jaffray Lending LLC	Delaware
Piper Jaffray Private Capital Inc.	Delaware
Piper Jaffray Ventures Inc.	Delaware
Piper Ventures Capital Inc.	Delaware
PJC Capital LLC	Delaware
Piper Jaffray Investment Management Inc.	Delaware
Piper Jaffray Investment Management LLC	Delaware
Fiduciary Asset Management, LLC	Missouri
Piper Jaffray Funding II Inc.	Delaware
PJC Consumer Partners Acquisition I, LLC	Delaware
PJC Capital Management LLC	Delaware
Piper Jaffray Green Fund LLC	Delaware
Piper Jaffray Asia Holdings Limited	Hong Kong
Piper Jaffray Asia Limited	Hong Kong
Piper Jaffray Asia Securities Limited	Hong Kong
Piper Jaffray Asia Futures Limited	Hong Kong

Name*	State or Jurisdiction of Entity
Piper Jaffray Asia Management Services Limited	Hong Kong
Piper Jaffray Value Creation Fund	Cayman Islands
Piper Jaffray Asia Asset Management Limited	Hong Kong
Goldbond Fund Management (Cayman) Limited	Cayman Islands
Grandward Investments Limited	Hong Kong
Goldbond Capital (China) Limited	Hong Kong
Goldbond Corporate Finance (Shanghai) Limited	People’s Republic of China
Alliance Accord Ltd.	British Virgin Islands
Goldbond Securities (UK) Limited	United Kingdom
Goldbond Hualu Investment Consultants Limited	Hong Kong

*	Indentation indicates the principal parent of each subsidiary.

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